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PAULA A. PRICE TO JOIN MACY’S, INC. AS CHIEF FINANCIAL OFFICER

CINCINNATI-May 23, 2018 - Macy’s, Inc. (NYSE:M) today announced that Paula A. Price will be appointed chief financial officer, effective July 9, 2018.

Price will be responsible for leading the company’s finance, accounting, investor relations and internal audit functions. She will report to Jeff Gennette, Macy’s, Inc. chairman and chief executive officer, and will be based in New York. Price will succeed Karen Hoguet who, as previously announced, plans to retire at the end of the 2018 fiscal year. Ms. Hoguet will remain with Macy’s, Inc. in an advisory role to support the company during a transition period until February 2, 2019.

“I’m excited to have Paula join Macy’s, Inc. at such an important time for our business. She is an accomplished financial executive with an impressive breadth and depth of retail experience and will be a great addition to the team. Having led finance in a variety of complex and dynamic retail organizations, Paula’s insights and experience will serve Macy’s, Inc. well,” said Gennette.

“Karen Hoguet is truly one of the great leaders in retail. I want to again thank her for her outstanding contributions to the company over the past three decades, for her partnership with me over the past year, and for her support through this transition,” said Gennette.

Price joins Macy’s, Inc. with 30 years of finance experience primarily in retail and consumer-facing businesses. She is currently a full-time senior lecturer in the accounting and management unit at Harvard Business School, a role she has held since 2014.

In her most recent corporate role as executive vice president, chief financial officer of Ahold USA, Price led a team of over 1,000 across finance, accounting, strategy and planning, real estate and information technology. She was also responsible for the successful development and execution of a $1 billion program to fund Ahold USA’s strategic growth initiatives, which included sales efforts, customer loyalty and e- commerce initiatives.

Prior to her role with Ahold USA, she served as senior vice president, controller and chief accounting officer of CVS Caremark Corporation, where she was a major contributor to the execution of the CVS/Caremark merger.
Earlier in her career, Price held finance and strategy positions at a variety of retail, consumer products and financial services companies.

About Paula A. Price

Paula A. Price has 30 years of finance experience mostly from retail and consumer-facing businesses, including as executive vice president, chief financial officer of Ahold USA, and senior vice president, controller and chief accounting officer of CVS Caremark Corporation. At Ahold, Price was responsible for finance, accounting and shared services; strategy and planning; real estate development and construction; not-for-resale sourcing; and information technology. In addition to leading a team of over 1,000, she delivered a $1 billion program to fund the company’s strategic growth initiatives. Price has been a full-time senior lecturer at Harvard Business School and served on the boards of publicly traded retail and technology companies since 2014. She has also held senior level roles at other large companies in the United States and abroad, including JPMorgan Chase, Diageo, Kraft and Sears. Price is a certified public accountant who began her career at Arthur Andersen & Co. A Chicago native, Price holds an MBA with specialization in Finance and Strategy from University of Chicago Booth School, and a B.Sc. in Accounting from DePaul University.

About Macy’s, Inc.

Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2017 sales of $24.837 billion and approximately 130,000 employees, the company operates approximately 690 department stores under the nameplates Macy’s and Bloomingdale’s, and more than 160 specialty stores that include Bloomingdale’s The Outlet, Bluemercury, Macy’s Backstage and STORY. Macy’s, Inc. operates stores in 44 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

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